UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2020

Capital Senior Living Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13445	75-2678809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (972) 770-5600

Not Applicable

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CSU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2020, Capital Senior Living Corporation (the “Company”) received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is no longer in compliance with NYSE continued listing standards set forth in Section 802.01B (the “Minimum Market Capitalization Standard”) and Section 802.01C (the “Minimum Stock Price Standard”) of the NYSE’s Listed Company Manual due to the fact that (i) the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million, and (ii) the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period. As set forth in the Notice, as of April 9, 2020, the 30 trading-day average global market capitalization of the Company was approximately $31.5 million and the Company’s last reported stockholders’ equity as of December 31, 2019 was approximately $12.6 million. In addition, the Notice provides that, as of April 9, 2020, the 30 trading-day average closing share price of the Company’s common stock was $0.998.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the cure period under the common stock trading symbol “CSU”, subject to the Company’s continued compliance with the plan referenced below and other listing requirements of the NYSE. However, the common stock trading symbol will have an added designation of “.BC” to indicate that the status of the common stock is “below compliance” with the NYSE continued listing standards. The “.BC” indicator will be removed if the Company regains compliance.

The Notice also does not affect the Company’s business operations or its reporting obligations with the Securities and Exchange Commission, and it does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

In accordance with the NYSE’s listing requirements, within 10 business days after the Company’s receipt of the Notice, the Company intends to notify the NYSE that it will submit a plan to the NYSE within 45 days after the Company’s receipt of the Notice advising the NYSE of definitive action the Company has taken, or is taking, to bring it into conformity with the Minimum Market Capitalization Standard within 18 months after the Company’s receipt of the Notice. The NYSE will review the Company’s plan and, within 45 days after the NYSE’s receipt of the Company’s plan, make a determination as to whether the Company has made a reasonable demonstration of its ability to come into conformity with the Minimum Market Capitalization Standard within 18 months. If the Company’s plan is not submitted on a timely basis or the NYSE does not accept the Company’s plan, then the NYSE will initiate delisting proceedings. If the NYSE accepts the Company’s plan, the Company’s common stock will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the plan and other continued listing standards. The NYSE will review the Company on a quarterly basis to confirm compliance with the plan. If the Company fails to comply with the plan or does not meet continued listing standards at the end of the 18-month cure period, it will be subject to the prompt initiation of NYSE suspension and delisting procedures.

The Company also intends to respond to the NYSE within 10 business days after the Company’s receipt of the Notice stating its intent to cure the Minimum Stock Price Standard, including through a reverse stock split of the Company's common stock, subject to stockholder approval, if such action is necessary to cure the non-compliance. Pursuant to the NYSE’s Minimum Stock Price Standard rules, the Company can regain compliance with the Minimum Stock Price Standard if, on the last trading day of any calendar month during the six-month period after its receipt of the Notice, the Company has (i) a closing share price of at least $1.00, and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that, at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures; provided, that such cure period is subject to possible extension if the Company determines to remedy the non-compliance by taking action that would require stockholder approval.

Item 7.01 Regulation FD Disclosure.

On April 16, 2020, the Company issued a press release announcing the receipt of the Notice. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

*99.1    Press Release dated April 16, 2020.

*This exhibit to this Current Report on Form 8-K is not being filed but is being furnished pursuant to Item 9.01.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2020	Capital Senior Living Corporation

	By:	/s/ Carey P. Hendrickson
	Name:	Carey P. Hendrickson
	Title:	Executive Vice President and
Chief Financial Officer